Exhibit 10.26

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE HARBORONE BANCORP, INC.

2020 EQUITY INCENTIVE PLAN

Name of Grantee:

No. of Shares:

Grant Date:

Pursuant to the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan as amended through the date hereof (the “Plan”), HarborOne Bancorp, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above.  Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.  The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

1. Award.  The shares of Restricted Stock awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the shareholder of record on the books of the Company.  Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.  The Grantee shall (i) sign and deliver to the Company a copy of this Award Agreement and (ii) deliver to the Company a stock power endorsed in blank.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) Except as set forth in Paragraph 3 below, if the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (other than death or Disability) prior to vesting of shares of Restricted Stock granted herein, all unvested shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated by reason of (i) the Grantee’s death or (ii) the

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Grantee’s Disability, any shares of Restricted Stock that have not vested at the time of such termination shall accelerate and vest in full.

3. Vesting of Restricted Stock.  The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates.  If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Incremental Number of Shares Vested	Vesting Date

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.  The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.

In addition, notwithstanding anything set forth in Section 3(c) of the Plan to the contrary, to the extent the parties to a Sale Event provide for the assumption, continuation or substitution of this Award in connection with such Sale Event, this Award shall not automatically accelerate upon consummation of such Sale Event; provided, however, if, during the 12-month period following the Sale Event, the Grantee’s employment is terminated by the Company or its successor without Cause or by the Grantee for Good Reason, any portion of this Award that is not vested or nonforfeitable immediately prior to such termination shall become fully vested.

For purposes hereof, “Cause” (i) conduct by the Grantee constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company, Bank or their Affiliates (the “Company Group”) other than the occasional, customary and de minimis use of the Company Group’s property for personal purposes; (ii) commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury or reputational harm to the Company Group if he or she were retained in his or her position; (iii) continued non-performance by the Grantee of his or her duties to the Company Group (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board or such Grantee’s immediate supervisor; (iv) a material violation by the Employee of the Company Group’s written employment policies; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company Group to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding the foregoing, if the Grantee is party to any employment agreement, offer letter

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or other agreement with any member of the Company Group that contains a different definition of “Cause”, such other definition of “Cause” shall control.

For purposes hereof, “Good Reason” means, that the Grantee has complied with the “Good Reason Process” following, the occurrence of any of the following events: (i) a material diminution in the Grantee’s responsibilities, authority or duties; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company Group’s financial performance similarly affecting all or substantially all senior management employees of the Company Group; or (iii) a change in the geographic location at which the Grantee provides services to the Company Group of more than 50 miles. “Good Reason Process” shall mean that (A) the Grantee reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Grantee notifies the Company Group in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (C) the Grantee cooperates in good faith with the Company Group’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) the Grantee terminates his or her employment within 60 days after the end of the Cure Period. Notwithstanding the foregoing, if the Grantee is party to any employment agreement, offer letter or other agreement with any member of the Company Group that contains a different definition of “Good Reason,” such other definition of “Good Reason” shall control.

4. Dividends.  The Grantee shall have the rights of a shareholder with respect to the receipt of dividends paid on the Restricted Shares; provided, however, that any dividends paid by the Company with respect to any unvested Restricted Shares shall accrue and shall not be paid to the Grantee unless and until such Restricted Shares have vested.

5. Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding.  To the extent the Grantee is an employee for which the Company withholds taxes, the Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  Except in the case where an election is made pursuant to Paragraph 8 below, the Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. The Company shall also have the authority to have the required tax

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withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued to the Grantee are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

8. Election Under Section 83(b).  The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code.  In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company.  The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

9. No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11. Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

12. Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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HARBORONE BANCORP, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address

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